Exhibit 99.1

Terran Orbital Reports an Excess of $70 Million Year-End Cash Balance

BOCA RATON, Fla., Jan. 2, 2024 – Terran Orbital Corporation (NYSE: LLAP) (“Terran Orbital” or the “Company”), a global leader in satellite-based solutions primarily serving the aerospace and defense industries, today pre-announced its 2023 year-end cash balance.

Terran Orbital expects to report an excess of $70 million in cash and cash equivalents as of December 31, 2023, compared to cash and cash equivalents of $38.7 million as of September 30, 2023, primarily resulting from the receipt of key customer payments at year-end. “We are entering 2024 with a strong financial foundation that we believe will enable us to continue to execute on our strategic and operational objectives,” said Marc Bell, Terran Orbital’s Co-Founder, Chairman, and Chief Executive Officer.

About Terran Orbital

Terran Orbital is a leading manufacturer of satellite products primarily serving the aerospace and defense industries. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and on-orbit support to meet the needs of the most demanding military, civil, and commercial customers. Learn more at www.terranorbital.com.

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make other public written and verbal announcements that contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical facts, contained in this press release, regarding the Company’s financial results or management’s expectations, plans or objectives are forward-looking statements. Forward-looking statements are typically identified by such words as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook, “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “will,” “should,” “would” and “could” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: certain customers’ right to terminate contracts for convenience or default; our ability to scale-up our manufacturing processes and facilities in order to meet the demands of certain programs; and the risks disclosed in our Annual Report on Form 10-K filed with the SEC on March 23, 2023, the prospectus supplement dated

September 18, 2023 related to our Registration Statement on Form S-3, as amended (File No. 333-271093), which was declared effective by the SEC on April 18, 2023, and in our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts

Public Relations

pr@terranorbital.com
949-508-8484

Investor Relations
Jonathan Siegmann
ir@terranorbital.com
949-202-8476